UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Kona Grill, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KONA GRILL, INC.
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
April __, 2010
To Our Stockholders:
The 2010 Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 2:00 p.m., on  _____, April  _____, 2010, at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:
1.
To elect to your Board of Directors as Class II directors, each of Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh, each of whom has been nominated by your Board to serve for a three-year term expiring in 2013.

2.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
All stockholders are cordially invited to attend the meeting and vote in person. Please note that you will be asked to present proof that you are a stockholder of the company as well as valid picture identification, such as a current driver’s license or passport, in order to attend the meeting. The use of cameras, recording devices, and other electronic devices will be prohibited at the meeting.
Whether or not you plan to attend the meeting, and regardless of the number of shares of common stock you own, you are requested to sign, date and return the enclosed white company proxy card promptly. A return envelope, which requires no postage if it is mailed in the United States, is enclosed for your convenience. Stockholders who sign, date and return proxy cards have the right to revoke them at any time before your proxy is voted by: (i) delivering written notice of such revocation to the secretary of the company; (ii) by submitting to the secretary of the company a duly signed proxy card bearing a later date than your previously signed, returned and dated proxy card; or (iii) by attending the meeting and voting in person thereat. Attendance at the meeting will not, in and of itself, constitute revocation of a signed, completed and dated proxy card previously returned. All later-dated proxy cards or written notices revoking a proxy card should be sent to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251, Attention: Mark S. Robinow, Secretary.
Please read carefully and in its entirety the enclosed proxy statement, which explains the proposals to be considered by you and acted upon at the meeting.
Your Board has fixed the close of business on March  _____, 2010 as the record date for the determination of holders of record of the company’s common stock entitled to notice of, and to vote at, the meeting. A list of stockholders of the company as of the record date will remain open for inspection during the meeting until the closing of the polls thereat.
If you have any questions about the procedures for admission to the meeting, please contact our proxy solicitors, The Altman Group, Inc., toll free at (877) 864-5055 or collect at (201) 806-7300 or via e-mail at ProxyInfo@altmangroup.com.

Sincerely,
Mark S. Robinow
Executive Vice President,
Chief Financial Officer, and Secretary

Scottsdale, Arizona
March  _____, 2010

ALL HOLDERS OF RECORD OF THE COMPANY’S COMMON STOCK (WHETHER YOU INTEND
TO ATTEND THE ANNUAL MEETING OR NOT) ARE STRONGLY ENCOURAGED TO COMPLETE,
SIGN, DATE AND RETURN PROMPTLY THE WHITE COMPANY PROXY CARD ENCLOSED WITH
THE ACCOMPANYING PROXY STATEMENT.

KONA GRILL, INC.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
April  _____, 2010
This proxy statement is being furnished to all holders of record, as of March  _____, 2010, of the common stock of Kona Grill, Inc., in connection with the solicitation of proxies by the Company’s Board of Directors for the 2010 Annual Meeting of Stockholders to be held at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016, on  _____, April  _____, 2010, at 2:00 p.m., local time, and at any adjournment(s) or postponement(s) of the meeting, solely for the purposes stated in the accompanying Notice of 2010 Annual Meeting of Stockholders.
The principal executive office of the company is located at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.
The approximate date of mailing to stockholders of the Notice of the 2010 Annual Meeting of Stockholders, this proxy statement, the enclosed white company proxy card, and our 2009 Annual Report to Stockholders, is March  _____, 2010.
Householding of Annual Meeting Materials
Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials. This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household. The company will promptly deliver additional copies of the proxy statement and other proxy materials to any stockholder who contacts the company’s principal corporate office at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251 or by calling (480) 922-8100, requesting such additional copies. If a stockholder is receiving multiple copies of the proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholders should contact their broker, other nominee record holder, or the company’s investor relations department to request the future mailing of only a single copy of the company’s proxy statement and other proxy materials.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
This proxy statement, the form of the white company proxy card, our 2009 Annual Report to Stockholders, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, are available to you on our website at www.konagrill.com. Stockholders may also obtain a copy of these materials by writing to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251, Attention: Mark S. Robinow, Secretary. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for our fiscal year ended December 31, 2009.
THE 2010 ANNUAL MEETING
Who is Entitled to Vote at the Annual Meeting
Only holders of record of the company’s stock, par value $.01 per share, as of the close of business on March  _____, 2010, are entitled to notice of, and to vote at, the meeting. On the record date, there were 9,160,445 shares of our common stock outstanding. Each outstanding share of common stock is entitled to one vote upon all matters to be acted upon at the meeting.

How You May Vote
If you are a holder of record of common stock as of the record date, you may vote by completing, signing and returning by mail the enclosed white company proxy card. Please mark, sign and date the enclosed white company proxy card and return it in the pre-addressed, postage-paid envelope enclosed for such purpose. If you are a holder of record of common stock as of the record date, you may also vote in person by attending the meeting. Votes at the meeting will be taken by written ballot. At the commencement of the meeting, we will distribute a written ballot to any stockholder of record who attends the meeting and wishes to vote thereat in person.
If your shares are held in “street name,” whether through a broker, bank or other nominee, only they can sign a white company proxy card with respect to your shares. You are therefore urged to contact the person(s) responsible for your account and give them instructions for how to complete a white company proxy card representing your shares so that a white company proxy card can be timely returned on your behalf. You also should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to our proxy solicitor, The Altman Group, Inc., so that they can attempt to ensure that your instructions are followed. If you wish instead to vote in person at the meeting, you must obtain a valid proxy from your broker, bank or other nominee.
If you are a holder of record of common stock as of the record date and plan to attend the meeting, please be sure to bring with you valid government-issued personal identification with a picture (such as a current driver’s license or passport) in order to gain admission to the meeting. If your shares are held in “street name” through a bank, broker or other nominee, you will have to bring evidence of your ownership of common stock as of the record date, in addition to valid government-issued personal identification, if you wish to attend the meeting. Examples of proof of common stock ownership include: a signed letter from your bank or broker stating that you owned your shares as of the record date; a brokerage account statement indicating that you owned your shares as of the record date; or a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the record date. If you hold a proxy on behalf of a holder of record of common stock as of the record date, then you must also bring the validly executed proxy naming you as the proxy holder, signed by the stockholder of record who owned such shares of common stock as of the record date.
If you have any questions about the procedures for admission to the Annual Meeting, please contact our proxy solicitors, The Altman Group, Inc., toll free at (877) 864-5055 or collect at (201) 806-7300 or via e-mail at ProxyInfo@altmangroup.com. Please see “Revocation of Proxies” below for a discussion of how to revoke your proxy.
Quorum; Vote Required
The holders of a majority of the outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting to constitute a quorum for the transaction of business at the meeting.
The election at the meeting of your Board of Directors’ three Class II director-nominees — Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh — requires a plurality of votes cast. This means, in the context of your Board’s Class II director-nominees, and with respect to any insurgent, opposition director-nominees not nominated or approved by your Board that may have been properly nominated by a stockholder of the company in connection with the meeting, that so long as a quorum is present in person or represented by proxy at the meeting for the transaction of business, the three director-nominees receiving the most affirmative votes “for” their election will be elected to serve as Class II directors of the company. Stockholders can either vote “for” or “withhold” their vote for director-nominees. A properly executed proxy card marked “withhold” with respect to a director-nominee will not be voted with respect to the election of that director-nominee, although such “withhold” indication and any “broker non-vote” will be counted for purposes of determining whether there is a quorum present at the meeting for the transaction of business. As a result, such “withhold” indications and “broker non-votes” will have no effect on the election of any director-nominee because only votes affirmatively cast “for” a director-nominee will be counted towards the election of such director-nominee.
Whether or not you plan to attend the meeting in person, if you are a holder of record as of the close of business on the record date, please sign, date and return your white company proxy card as soon as possible.

Important: If you hold your shares through (i.e., they are registered in the name of) a bank, broker or other nominee in “street name”, but you do not provide the firm that so holds your shares with your specific voting instructions, such firm is only allowed to vote your shares on your behalf in its discretion on “routine” matters; it cannot vote your shares in its discretion on your behalf on any “non-routine” matters.
Under applicable rules of the New York Stock Exchange, at the meeting, the election to your Board of your Board’s three Class II director-nominees — Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh, and the election of any non-Board approved and recommended, insurgent opposition nominees, that may have been properly nominated by a stockholder of the company in connection with the meeting — is considered a “non-routine” matter.
Accordingly, if you do not give specific voting instructions to your bank, broker or other nominee how to vote your shares on your behalf with respect to the election of Class II directors at the meeting before the 10th day prior to the meeting, your broker will have no discretionary authority to vote your shares on your behalf with respect to the election of Class II directors. Such “uninstructed” shares are commonly referred to as “broker non-votes” and, although such shares will be counted towards the determination of whether a quorum is present, in person or represented by proxy, at the meeting, with respect to the election of Class II directors, such uninstructed shares (or “broker non-votes”) will have the same effect as a “withhold” vote in the election of Class II directors.
Proxy ballots will be received, tabulated and certified at the meeting by the inspector of election appointed for the meeting. The inspector will also determine whether a quorum is present at the meeting.
Revocation of Proxies
If you are a stockholder of record on the record date and have signed, dated and returned to the company a proxy card, you may revoke such proxy card in your discretion at any time before your proxy is voted at the meeting by:
•	delivering written notice of such revocation to the secretary of the company;

•
by attending the meeting and voting, in person thereat, the shares represented by your proxy card (but your attendance at the meeting will not, in and of itself, constitute revocation of your previously signed, dated and returned proxy card); or

•	by submitting to the secretary of the company a duly signed, dated and completed proxy card bearing a later date than the proxy card you previously submitted.
All such later-dated proxy cards or written notices of revocation of a proxy card, as described above, should be sent to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251, Attention: Mark S. Robinow, Secretary. If you hold shares in street name, you must contact the firm that holds your shares to change or revoke any prior voting instructions.
Voting
The persons named as proxies in the enclosed white company proxy card will vote the shares for which such persons were thereby appointed in accordance with the voting indications marked thereon by the stockholders who signed, dated and returned such proxy card. If, however, such white company proxy card is signed, dated and returned to the company but no voting indications are marked thereon, all shares represented by such proxy card will be voted by the proxies named therein “FOR” the election of each of the Board of Directors’ three Class II director-nominees, and will be voted on any other matters as may come before the meeting in the best judgment and discretion of the persons named as proxies.

RECENT DEVELOPMENTS
Mill Road Capital, L.P. Stockholder Nomination Correspondence
By letter dated January 28, 2010, Mill Road Capital, L.P. (“MRC”), a 9.8% stockholder of the Company, submitted a letter to the Company’s Secretary, wherein it sought to notify the Company of its purported nomination of an opposition slate of three insurgent Class II directors for election to the Company’s Board at the Annual Meeting (the “January 28th MRC Letter”). The letter purported to include the information required under the Company’s amended and restated by-laws currently in effect (the “By-laws”). MRC identified the three individuals it intended to nominate for election to the Board at the Annual Meeting and also requested that the Company name the three purported opposition director-candidates in the Company’s 2010 proxy statement (the “Proxy Statement”) as director-nominees for election to the Board at the Annual Meeting.
By letter dated February 2, 2010 (the “February 2nd Company Letter”), the Company advised MRC that the Company’s Nominating Committee (the “Committee”) determined that the January 28th MRC Letter omitted certain required technical disclosures, and, therefore, did not comply with the By-laws. In good faith, the Company provided MRC with a non-exhaustive list of such omitted disclosures. Notwithstanding such technical noncompliance, the Committee and Board advised MRC that they determined that the January 28th MRC Letter substantially complied on its face with the By-laws, and that subject to and assuming the accuracy and completeness of all information, representations and undertakings made by MRC in the January 28th MRC Letter and further subject to and assuming MRC’s compliance with Rule 14a-9, the Company was not rejecting and would accept the validity of MRC’s opposition (advance notice) stockholder nomination letter for purposes of the By-laws.
By letter dated February 5, 2010 (the “February 5th MRC Letter”), MRC acknowledged receipt of the February 2nd Company Letter, and recognized the Company’s acknowledgment of the validity of the January 28th MRC Letter for purposes of complying with the Company’s By-laws.
On February 6, 2010 (the “February 6th Company Letter”), the Company reiterated its acceptance of the validity of the January 28th MRC Letter for purposes of the By-laws subject to and assuming MRC’s compliance with Rule 14a-9.
On February 22, 2010, MRC submitted a letter to the Company wherein it made a demand to inspect and make copies of the Company’s stocklist materials pursuant to Section 220 of the Delaware General Corporation Law (the “MRC Section 220 Demand Letter”), in connection with MRC’s announced intention to solicit proxies for its three insurgent opposition, non-Board nominated director-candidates. Also on such date, MRC filed an amended Schedule 13D with the SEC, which included as exhibits the MRC Section 220 Demand Letter, the February 2nd Company Letter, the February 5th MRC Letter, and the February 6th Company Letter.
Marcus E. Jundt Stockholder Nomination Correspondence
On May 15, 2009, Mr. Marcus E. Jundt, the former Chairman, President and Chief Executive Officer, resigned as an officer and as a director of the Company. On August 6, 2009, the Company entered into a Separation Agreement (the “Agreement”) with Mr. Jundt relating to Mr. Jundt’s resignation from the Company. Pursuant to the terms of the Agreement, for a period of 12 months following Mr. Jundt’s termination, Mr. Jundt receives severance compensation equal to his base salary in effect at the time of termination, paid in the manner and at such times as the base salary otherwise would have been payable, and continuation of medical and dental benefits in effect under COBRA. In addition, pursuant to the Agreement, all unvested portions of Mr. Jundt’s stock options that were scheduled to vest over a period of 12 months following the date of termination became vested and immediately exercisable for a period of three months following the separation date. The Agreement contains customary confidentiality provisions and a full release of any claims, known or unknown, that Mr. Jundt may have had against the Company.
On January 25, 2010, Mr. Jundt, a stockholder of the Company, submitted to the Company a letter dated such date, which was addressed to the Company’s Secretary, wherein Mr. Jundt sought to notify the Company of his purported self-nomination as an insurgent Class II director for election to the Company’s Board at the Company’s Annual Meeting (“January 25th Jundt Letter”). The January 25th Jundt Letter purported to include the information required under the By-laws, including Mr. Jundt’s biographical information, certain information regarding his beneficial ownership of the Company’s common stock, and a statement of his intent to appear in person or by proxy at the Annual Meeting “to nominate myself as a director at the next annual meeting of the shareholders.” The January 25th Jundt Letter also contained a description of certain provisions of the Separation Agreement described above.

By letter dated January 28, 2010 (the “January 28th Company Letter”), the Company responded to the January 25th Jundt Letter. The Company noted that the January 25th Jundt Letter was not clear as to Mr. Jundt’s intentions. Specifically, the Company requested that Mr. Jundt clarify whether he was (a) requesting the Committee to consider his qualifications and suitability as a potential Board candidate and recommend him to the Board as a potential Board-nominated director-candidate; (b) formally notifying the Company of his intention to oppose the Board’s nominees and to self-nominate himself as an insurgent opposition director-candidate and commence his own opposition solicitation of votes for his election to the Board; or (c) indicating his intention to take some alternative corporate action at the Annual Meeting with respect to the election of the Company’s directors. The Company advised Mr. Jundt that if his intention was to nominate himself as an insurgent opposition director-candidate, that the January 25th Jundt Letter failed to comply with the provisions of the By-laws, which expressly establish and govern the procedural and substantive requirements for advance notice to the Company of stockholder nominations of director-candidates for election to the Board (the “Advance Notice Requirements”). Accordingly, the Company advised Mr. Jundt that the Nominating Committee and the Board determined that the January 25th Jundt Letter was defective and of no effect. However, in good faith, the Company provided a description of the relevant section of the By-laws and of the applicable regulations of the Securities and Exchange Commission, which are incorporated by reference therein, to give Mr. Jundt an opportunity to address the defects in the January 25th Jundt Letter. The Company specifically referred Mr. Jundt to the disclosure requirements in Rule 14a-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and noted that Mr. Jundt was required to deliver any additional information to the Company’s Secretary no later than February 6, 2010.
On February 3, 2010, Mr. Jundt responded to the January 28th Company Letter (the “February 3rd Jundt Letter”). Mr. Jundt disagreed that the January 25th Jundt Letter was defective under the By-laws. Mr. Jundt contended that all of the Advance Notice Requirements were provided, although he acknowledged that no information was provided in the January 25th Jundt Letter in response to certain items contained in Regulation 14A under the Exchange Act. Mr. Jundt provided certain additional information to the Company regarding the purpose of the January 25th Jundt Letter without acknowledging any deficiencies in such letter. Mr. Jundt requested that the Nominating Committee and the Board recommend him for election as a director at the Annual Meeting, and include his name and background information in the Proxy Statement and on the Company’s proxy card with the Board-nominated director-candidates (the “Proxy Card”). In addition, Mr. Jundt reserved his right to solicit proxies for his election as a director for use at the Annual Meeting.
By letter dated February 4, 2010 (the “February 4th Company Letter”), the Committee and the Board reiterated to Mr. Jundt that his prior letters omitted disclosures required under the By-laws, and, therefore, the January 25th Jundt Letter and the February 3rd Jundt Letter, collectively, were defective and of no effect under the By-laws. The Committee and the Board further notified Mr. Jundt that the Company, therefore, (a) would not recognize his purported self-nomination as an insurgent, non-Board nominated director-candidate, and that any attempt to present himself as an insurgent, opposition director-candidate at the Annual Meeting would be disregarded; (b) that his name would not appear on any ballot as a director-candidate for election at the Annual Meeting; and (c) that any stockholder votes for his election as an insurgent, opposition director-candidate would be void and of no effect. The Committee and the Board notified Mr. Jundt of their unanimous determination not to nominate him as a director-candidate. With respect to his purported self-nomination, the Company, in good faith, expressly furnished to Mr. Jundt a non-exhaustive list of 15 disclosure defects (omissions) in the January 25th Jundt Letter and February 3rd Jundt Letter required under the By-laws to give Mr. Jundt yet another opportunity to cure the defects in his putative nomination letters. The Company reiterated its reference to the disclosure requirements of Rule 14a-9 under the Exchange Act.
On February 5, 2010 (the “February 5th Jundt Letter”), Mr. Jundt responded to the February 4th Company Letter, and once again disagreed that the January 25th Jundt Letter and February 3rd Jundt Letter were collectively defective under the By-laws. Mr. Jundt, however, provided in response to each of the 15 omitted disclosure items recited in the February 4th Company Letter, the information requested by the Company therein without acknowledging any deficiencies in his prior letters. Mr. Jundt also repeated his request that the Company include him as a director-nominee in the Company’s Proxy Statement and on the Company’s Proxy Card, and reiterated his reservation of the right to solicit proxies for his election as a director for use at the Annual Meeting.

By letter dated February 6, 2010, the Company advised Mr. Jundt that the Committee determined that Mr. Jundt’s correspondences to date, as a whole, continued to omit certain disclosures, and, therefore, they did not comply in all technical respects with the By-laws. However, the Committee and Board advised Mr. Jundt that, collectively, his correspondences substantially complied on their face with the By-laws, and that subject to the accuracy and completeness of all information, representations and undertakings made by Mr. Jundt in his correspondences, and further subject to and assuming his compliance with the requirements of Rule 14a-9, the Company was not rejecting and would accept the validity of Mr. Jundt’s opposition (advance notice) stockholder nomination letter for purposes of the By-laws. For purposes of clarification and in response to Mr. Jundt’s previous requests, the Company reiterated that neither the Committee nor the Board would nominate him as a Board nominee or recommend him as a candidate for election as a Company director at the Annual Meeting. The Committee and the Board also confirmed that Mr. Jundt would not appear as an insurgent opposition, non-Board nominated director-candidate in the Company’s Proxy Statement or Proxy Card for the Annual Meeting.
On February 16, 2010, Mr. Jundt first filed with the SEC a report on Schedule 13D relating to his ownership of common stock of the Company. Mr. Jundt also filed such information with the SEC under cover of Schedule 14A pursuant to Rule 14a-12 under the Exchange Act, wherein he advised the holders of the Company’s common stock to read his opposition proxy statement and related proxy solicitation materials, if, and when, they may in fact be so filed and become available. These filings included as exhibits the January 25th Jundt Letter, the February 3rd Jundt Letter, and the February 5th Jundt Letter, and stated Mr. Jundt’s intention to appear at the Annual Meeting to place his name into nomination as an insurgent opposition, non-Board nominated director-candidate.
THE BOARD’S THREE DIRECTOR-NOMINEES FOR ELECTION AS CLASS II DIRECTORS — MESSRS. DOUGLAS G. HIPSKIND, ANTHONY L. WINCZEWSKI, AND MARK A. ZESBAUGH — AT THE MEETING HAVE BEEN RECOMMENDED TO THE BOARD BY THE NOMINATING COMMITTEE AND HAVE BEEN UNANIMOUSLY APPROVED BY THE COMPANY’S INCUMBENT DIRECTORS, AND THE COMPANY’S DIRECTORS HEREBY UNANIMOUSLY RECOMMEND THAT YOU AFFIRMATIVELY VOTE “FOR” THE ELECTION OF EACH OF MESSRS. DOUGLAS G. HIPSKIND, ANTHONY L. WINCZEWSKI, AND MARK A. ZESBAUGH TO SERVE AS CLASS II DIRECTORS OF THE COMPANY UNTIL THEIR TERM EXPIRES IN 2013.
Each of the company’s directors who are owners of the company’s common stock have indicated to the Board that they will vote all of their shares “for” the election of each of Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh as Class II directors and, in connection therewith, that they intend to actively solicit on behalf of the Board votes from the holders of the company’s common stock “for” the election of such Board-nominees. Please see “Information Concerning Persons Who May Be Deemed Participants in the Board of Directors’ Solicitation of Proxies” below for additional information.
YOUR BOARD RECOMMENDS THAT YOU DO NOT VOTE FOR ANY INSURGENT
DIRECTOR-CANDIDATE NOMINATED BY MILL ROAD CAPITAL, L.P., AND THAT YOU DO NOT
VOTE FOR MR. MARCUS E. JUNDT, IN OPPOSITION TO YOUR BOARD-APPROVED NOMINEES —
MESSRS. DOUGLAS G. HIPSKIND, ANTHONY L. WINCZEWSKI, AND MARK A. ZESBAUGH — AND
YOUR BOARD STRONGLY URGES YOU NOT TO RETURN ANY NON-WHITE COMPANY PROXY
CARD MILL ROAD CAPITAL, L.P. OR MR. MARCUS E. JUNDT MAY SEND TO YOU OR WHICH
YOU OTHERWISE MAY RECEIVE.
Your Board of Directors recommends that you carefully review and read in its entirety this proxy statement, together with all other communications that you may receive in advance of the meeting, regarding the company and your Board of Directors’ three Class II director-nominees — Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh.
If you have any questions about any of the foregoing, please contact The Altman Group, Inc., toll free at (877) 864-5055 or collect at (201) 806-7300 or via e-mail at ProxyInfo@altmangroup.com.

ANNUAL REPORT
Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, was made available to stockholders with or preceding this proxy statement. Such 2009 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report on Executive Compensation” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009. All such requests should be directed to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251, Attention: Mark S. Robinow, Secretary.
ELECTION OF DIRECTORS
Nominees
The company has three (3) classes of directors, each of which serves for a term of three (3) years. At the meeting, the company’s Class II directors will be elected to hold office for a term of three (3) years or until their respective successors are elected and qualified. Unless otherwise instructed, the shares represented by validly submitted white company proxy cards will be voted for the election of each of the below-listed Board approved and recommended nominees to serve as Class II directors. The Board has no reason to believe that the below-listed Board approved and recommended nominees will not be candidates or will be unable or will decline to serve as company directors if they are elected at the meeting. However, in the event that any of the below-listed Board approved and recommended nominees should become unable or unwilling to serve as a company director, the form of proxy will be voted “for” the election of such alternate person as shall be designated by the remaining incumbent directors of our current Board of Directors to fill the vacancy.
YOUR BOARD’S RECOMMENDED AND APPROVED CLASS II DIRECTOR-NOMINEES TO
SERVE UNTIL THE 2013 ANNUAL MEETING, IF ELECTED:
Class II: Term to Expire in 2013

Name	Age	Year First Became a Director
Douglas G. Hipskind	41	2003
Anthony L. Winczewski	54	2005
Mark A. Zesbaugh	45	2007
Douglas G. Hipskind has served as a director of our company since November 2003. Mr. Hipskind has served as President of Gaia Leasing, LLC, a commercial leasing company which services the restaurant and other industries, since September 2007. Prior to this role, Mr. Hipskind was a Partner of Black Diamond Resorts, a hotel development company engaged in designing and developing the Four Seasons Resort in Vail, Colorado. Mr. Hipskind also served as a Managing Director of Jundt Associates, Inc. from January 2001 to November 2006. From August 1999 to January 2001 he served as Controller of Jundt Associates, Inc. From December 1993 to August 1999, Mr. Hipskind served in the Financial Services practice of KPMG LLP, where he was responsible for tax and consulting matters for his mutual fund and investment partnership clients. Mr. Hipskind is a Certified Public Accountant (inactive license holder). Mr. Hipskind has extensive experience in corporate finance and accounting and commercial leasing.

Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a midwestern title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski served as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995. Mr. Winczewski served as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984, and as a paralegal for Title Insurance Company of Minnesota from June 1974 until July 1975. Mr. Winczewski has a strong executive background in real estate finance and has over 35 years of experience in management and ownership positions.
Mark A. Zesbaugh has served as a director of our company since October 2007. Mr. Zesbaugh is a strategic consultant and currently serves as the owner of Green Creek Consulting. Prior to this role, Mr. Zesbaugh served as Chief Executive Officer of Lennox Holdings, a start-up reinsurance company. Mr. Zesbaugh also served as Chief Executive Officer of Allianz Life Insurance Company of North America from 2002 to 2007 and has over 20 years of experience in the insurance industry. Mr. Zesbaugh is a Certified Public Accountant (inactive license holder) and a Chartered Financial Analyst. Mr. Zesbaugh also serves on the board of trustees for the University of St. Thomas, as well as the board of directors of Inside Edge Commercial Flooring, a private company. Mr. Zesbaugh is an experienced leader of large organizations and also has extensive experience in business strategy, corporate finance and insurance.
THE BOARD’S THREE DIRECTOR-NOMINEES FOR ELECTION AS CLASS II DIRECTORS — MESSRS. DOUGLAS G. HIPSKIND, ANTHONY L. WINCZEWSKI, AND MARK A. ZESBAUGH — AT THE MEETING HAVE BEEN RECOMMENDED TO THE BOARD BY THE NOMINATING COMMITTEE AND HAVE BEEN UNANIMOUSLY APPROVED BY THE COMPANY’S INCUMBENT DIRECTORS, AND THE COMPANY’S DIRECTORS HEREBY UNANIMOUSLY RECOMMEND THAT YOU AFFIRMATIVELY VOTE “FOR” THE ELECTION OF EACH OF MESSRS. DOUGLAS G. HIPSKIND, ANTHONY L. WINCZEWSKI, AND MARK A. ZESBAUGH TO SERVE AS CLASS II DIRECTORS OF THE COMPANY UNTIL THEIR TERM EXPIRES IN 2013.
YOUR BOARD RECOMMENDS THAT YOU DO NOT VOTE FOR ANY INSURGENT
DIRECTOR-CANDIDATE NOMINATED BY MILL ROAD CAPITAL, L.P., AND THAT YOU DO NOT
VOTE FOR MR. MARCUS E. JUNDT, IN OPPOSITION TO YOUR BOARD-APPROVED NOMINEES —
MESSRS. DOUGLAS G. HIPSKIND, ANTHONY L. WINCZEWSKI, AND MARK A. ZESBAUGH — AND
YOUR BOARD STRONGLY URGES YOU NOT TO RETURN ANY NON-WHITE COMPANY PROXY
CARD MILL ROAD CAPITAL, L.P. OR MR. MARCUS E. JUNDT MAY SEND TO YOU OR WHICH
YOU OTHERWISE MAY RECEIVE.
DIRECTORS WHO ARE CONTINUING IN OFFICE:
Class I: Term to Expire in 2012

Name	Age	Year First Became a Director
Marc A. Buehler	40	2009
Class III: Term to Expire in 2011

Name	Age	Year First Became a Director
Berke Bakay	31	2009
Richard J. Hauser	48	2004
DIRECTORS AND EXECUTIVE OFFICERS
The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the company. The current directors and executive officers of the company are identified in the table below.

		Year First
		Became a
		Director or
		Executive
Name	Age	Officer	Position
Anthony L. Winczewski (1)(2)(3)	54	2005	Acting Chairman of the Board
Marc A. Buehler	40	2009	President, Chief Executive Officer, and Director
Berke Bakay	31	2009	Director
Richard J. Hauser (2)	48	2004	Director
Douglas G. Hipskind (1)	41	2003	Director
Mark A. Zesbaugh (1)	45	2007	Director
Mark S. Robinow	53	2004	Executive Vice President, Chief Financial Officer, and Secretary
Larry J. Ryback	41	2010	Senior Vice President of Operations

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee
Biographical Information Regarding Directors and Executive Officers
Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a midwestern title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski served as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995. Mr. Winczewski served as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984, and as a paralegal for Title Insurance Company of Minnesota from June 1974 until July 1975. Mr. Winczewski has a strong executive background in real estate finance and has over 35 years of experience in management and ownership positions.
Marc A. Buehler has served as our President and Chief Executive Officer and as a director of our company since November 2009. Prior to joining our company, Mr. Buehler was the Chief Executive Officer of LS Management, Inc., the owner and operator of the Lone Star Steakhouse & Saloon/Texas Land and Cattle Steak House restaurant concepts, as well as Lone Star Business solutions, where he served from July 2007 to May 2009. From July 2002 to July 2007, Mr. Buehler worked at Romacorp, which operates and franchises more than 200 Tony Roma’s casual dining locations, as the Vice President of Marketing and was promoted to Chief Executive Officer, President, and Director of Romacorp during July 2006. Mr. Buehler served as an officer of Romacorp during its Chapter 11 reorganization. From March 1999 to July 2002, Mr. Buehler served as Vice President of Marketing at Eateries, Inc. and Marketing Manager at Applebee’s International, Inc. from February 1996 to March 1999. Mr. Buehler also serves as a Board Member of Share Our Strength and is a co-chairperson of the National Restaurant Association’s Marketing Executives Group. In addition he is a member of the Young Presidents’ Organization. Mr. Buehler has a strong executive background in the restaurant industry, with extensive experience in marketing
Berke Bakay has served as a director of our company since October 2009. Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP currently focuses its investments mainly in the United States and the People’s Republic of China in the consumer discretionary, education, and media industries. BBS Capital Fund, LP is currently the second largest shareholder of Kona Grill, Inc. Prior to forming BBS Capital Management, LP, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital Management, LP (an investment management firm based in Dallas, Texas) from 2006 to 2007. Prior to co-founding Patara Capital Management, LP, Mr. Bakay worked as an equity analyst at Southwest Securities, a division of SWS Group (NYSE: SWS), where he covered the specialty retail industry. Mr. Bakay has a strong background in business and finance with experience as a buy side portfolio manager covering publicly traded restaurant companies.

Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc., as well as a member and managing partner of several other partnerships formed for real estate and related ventures. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties. Mr. Hauser has a strong executive background in commercial real estate and finance, with extensive experience in business operations and strategic planning.
Douglas G. Hipskind has served as a director of our company since November 2003. Mr. Hipskind has served as President of Gaia Leasing, LLC, a commercial leasing company which services the restaurant and other industries, since September 2007. Prior to this role, Mr. Hipskind was a Partner of Black Diamond Resorts, a hotel development company engaged in designing and developing the Four Seasons Resort in Vail, Colorado. Mr. Hipskind also served as a Managing Director of Jundt Associates, Inc. from January 2001 to November 2006. From August 1999 to January 2001 he served as Controller of Jundt Associates, Inc. From December 1993 to August 1999, Mr. Hipskind served in the Financial Services practice of KPMG LLP, where he was responsible for tax and consulting matters for his mutual fund and investment partnership clients. Mr. Hipskind is a Certified Public Accountant (inactive license holder). Mr. Hipskind has extensive experience in corporate finance and accounting and commercial leasing.
Mark A. Zesbaugh has served as a director of our company since October 2007. Mr. Zesbaugh is a strategic consultant and currently serves as the owner of Green Creek Consulting. Prior to this role, Mr. Zesbaugh served as Chief Executive Officer of Lennox Holdings, a start-up reinsurance company. Mr. Zesbaugh also served as Chief Executive Officer of Allianz Life Insurance Company of North America from 2002 to 2007 and has over 20 years of experience in the insurance industry. Mr. Zesbaugh is a Certified Public Accountant (inactive license holder) and a Chartered Financial Analyst. Mr. Zesbaugh also serves on the board of trustees for the University of St. Thomas, as well as the board of directors of Inside Edge Commercial Flooring, a private company. Mr. Zesbaugh is an experienced leader of large organizations and also has extensive experience in business strategy, corporate finance and insurance.
Mark S. Robinow has served as our Executive Vice President, Chief Financial Officer, and Secretary since October 2004. Prior to joining our company, Mr. Robinow served as the Chief Financial Officer of Integrated Decisions and Systems, Inc. (IDeaS) from July 2000 until October 2004. Mr. Robinow served as the Senior Vice President and Chief Financial Officer of Rainforest Cafe, Inc. from November 1995 until January 2000. Mr. Robinow served as the Chief Financial Officer of Edina Realty, Inc. from 1993 until 1995, and as Chief Financial Officer, Secretary, and Treasurer of Ringer Corporation from 1986 until 1993. Mr. Robinow also served as a senior auditor with Deloitte & Touche from 1980 until 1983. Mr. Robinow is a Certified Public Accountant (inactive license holder).
Larry J. Ryback was appointed as Senior Vice President of Operations in February 2010. Mr. Ryback oversees the day-to-day restaurant operations for our brand, culinary operations, training and recruiting. Mr. Ryback brings more than 20 years of restaurant operations experience to the company. Prior to joining our company, Mr. Ryback served as the President and Chief Operating Officer of Redstone American Grill, Inc., a $35 million privately held company with five high-volume, upscale restaurants in four states. Before joining Redstone during 2005, Mr. Ryback spent 10 years with Champps Entertainment in various operations roles including three years as a Regional Vice President of Operations overseeing 26 restaurants that together generated over $130 million in revenue.
On May 15, 2009, Mr. Marcus E. Jundt, the former Chairman, President and Chief Executive Officer, resigned as an officer and as a director of the company. On August 6, 2009, the company entered into a Separation Agreement with Mr. Jundt relating to Mr. Jundt’s resignation from the company. The terms of such agreement are set forth in the section titled “Marcus E. Jundt Stockholder Nomination Correspondence.”
There are no family relationships among any of our directors or executive officers.

Classification of Our Board of Directors
Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. Marc A. Buehler serves as our Class I director, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2012. The Class II directors consist of Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2010. Class III directors consist of Berke Bakay and Richard J. Hauser, with the term of office of Class III directors expiring at the annual meeting of stockholders in 2011. Officers serve at the pleasure of the Board of Directors.
The Nominating Committee continues to review actively nominees for director to fill the Class III vacancy created by the resignation of W. Kirk Patterson. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, which are described under “Information Relating to Corporate Governance and the Board of Directors — Nominating Committee.”
Information Relating to Corporate Governance and the Board of Directors
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of stockholders at this time. This structure has been particularly useful given the company’s relatively new CEO. The structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board’s work. This leadership structure also is preferred by a significant number of the company’s stockholders. Mr. Winczewski currently serves as our Acting Chairman of the Board.
The Board is actively involved in oversight of risks that could affect the company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the company.
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of our directors, with the exception of Mr. Buehler who currently serves as our Chief Executive Officer, are independent directors, as “independence” is defined by NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. W. Kirk Patterson served as an independent director of our company and as a member of the Audit, Compensation, and Nominating Committees prior to his resignation in October 2009. We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.
Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, Compensation Committee, and Nominating Committee, each consisting entirely of independent directors. From December 2008 to June 2009, the Board of Directors also appointed a Special Committee, comprised entirely of independent directors, to pursue various sources of external financing to supplement our operating cash flows and fund capital expenditure requirements. The Special Committee worked closely with management and our outside professional advisors to identify, review, and oversee the structuring, negotiation, and execution of the Note and Warrant Purchase Agreement issued during March 2009 and the Rights Offering completed during June 2009.
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.konagrill.com, the charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors to our corporate office. Any such letters are sent to the indicated directors.
Audit Committee
The purpose of the Audit Committee is to oversee the financial and reporting processes and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.
The Audit Committee currently consists of Messrs. Hipskind, Winczewski, and Zesbaugh, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each of Messrs. Hipskind and Zesbaugh (whose backgrounds are detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Zesbaugh serves as the Chairman of the Audit Committee.
Nominating Committee
The purpose of the Nominating Committee includes the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominating Committee currently consists of Mr. Winczewski serving as Chairman.
The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the company. The Nominating Committee has adopted a policy regarding the director selection process that requires the committee to assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Nominating Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.
The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. Specific qualities or experiences could include matters such as experience in the restaurant industry, financial or technical expertise, strength of character, mature judgment, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.

Compensation Committee
The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Hauser and Winczewski.
Compensation Committee Interlocks and Insider Participation
As of December 31, 2009, our Compensation Committee consisted of Messrs. Hauser and Winczewski, both non-employee directors (as defined in Rule 16b-3 under the Exchange Act). Mr. Patterson also served as a member of the Compensation Committee until his resignation from the Board of Directors in October 2009. None of these committee members was an officer or employee of the company, a former officer of the company or any of our subsidiaries or had a relationship requiring disclosure under Item 404 of Regulation S-K. Certain members of our Board of Directors or their affiliates have entered into transactions with us during the past fiscal year which transactions are described in “Certain Relationships and Related Transactions” included elsewhere in this proxy statement.
Board and Committee Meetings
Our Board of Directors held a total of ten meetings during the year ended December 31, 2009. During the year ended December 31, 2009, the Audit Committee held five meetings, the Compensation Committee held four meetings, and the Nominating Committee held 12 meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors then serving at the time attended our 2009 annual meeting of stockholders.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.
Cash Compensation Paid to Board Members
We paid each non-employee director of our company an annual cash retainer of $15,000 and the Chairman of the Audit Committee was paid an additional cash retainer of $5,000. Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. In consideration of their services as members of the Special Committee, Messrs. Patterson, Winczewski, and Zesbaugh each received a $3,000 cash payment. In addition, Messrs. Patterson and Winczewski each received an option grant of 5,000 shares of common stock for their role as committee members and Mr. Zesbaugh received an option grant of 10,000 shares of common stock for his role as Chairman of the Special Committee.
During 2010, the Board of Directors reviewed the cash and stock-based compensation components paid to each non-employee director based upon benchmark cash and stock-based compensation for similar size public companies in our industry. Based upon this review, beginning in fiscal 2010 the Board of Directors increased the annual cash retainer from $15,000 to $17,500.

Stock-Based Compensation
Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at a price equal to the fair market value on the date of such member’s appointment to the Board of Directors. Such option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 5,000 shares of our common stock that vests 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service.
The following table summarizes information regarding compensation for non-employee directors during 2009.

	Fees Earned or	Option Awards
Name (1)	Paid in Cash ($)	($) (2)	Total ($)

Berke Bakay (3)	2,500	13,239	15,739
Richard J. Hauser	15,000	4,400	19,400
Douglas G. Hipskind	15,000	4,400	19,400
W. Kirk Patterson (4)	20,500	8,800	29,300
Anthony L. Winczewski	22,875	8,800	31,675
Mark A. Zesbaugh	23,000	13,200	36,200

(1)
Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Marc A. Buehler, our President and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)
The amounts reflect the grant date fair value of awards issued pursuant to the 2005 Stock Award Plan during 2009 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As of December 31, 2009, each director had the following number of options outstanding: Berke Bakay (10,000); Richard J. Hauser (26,800); Douglas G. Hipskind (30,000); W. Kirk Patterson (30,900); Anthony L. Winczewski (31,800); and Mark A. Zesbaugh (26,000).

(3)	Mr. Bakay was appointed to the Board of Directors on October 29, 2009 and received an initial option grant to purchase 10,000 shares of common stock.

(4)	Mr. Patterson resigned from the Board of Directors on October 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock on March  _____  , 2010, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares
	Beneficially	Percentage of
Name of Beneficial Owner	Owned (1)	Class (2)
Directors and Executive Officers:
Marc A. Buehler (3)	52,243	*
Mark S. Robinow (4)	114,851	1.2%
Larry J. Ryback	—	*
Berke Bakay (5)	1,149,312	12.5%
Richard J. Hauser (6)	713,352	7.8%
Douglas G. Hipskind (7)	31,250	*
Anthony L. Winczewski (8)	33,050	*
Mark A. Zesbaugh (9)	27,250	*
All directors and executive officers as a group (8 persons)	2,121,308	22.5%

5% Stockholders:
William Blair & Company, L.L.C. (10)	1,242,859	13.6%
BBS Capital Fund, LP (5)	1,139,000	12.5%
Mill Road Capital, L.P. (11)	899,330	9.8%
James R. Jundt (12)	758,611	8.2%
Marcus E. Jundt (13)	611,531	6.7%

*	Less than 1%

(1)
Except as otherwise indicated, each person named in the table has sole voting and dispositive power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

(2)
The percentages shown are calculated based upon 9,160,445 shares of common stock outstanding on March  _____, 2010. In accordance with SEC rules, percent of class as of March  _____, 2010 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)	Includes 25,000 shares of common stock issuable upon exercise of vested stock options.

(4)	Includes 109,839 shares of common stock issuable upon exercise of vested stock options.

(5)
The number of shares of common stock beneficially owned by Mr. Bakay includes common stock beneficially owned by the following (i) BBS Capital Fund, LP, (ii) BBS Capital Management, LP, (iii) BBS Capital, LLC, and (iv) Berke Bakay, which together are referred to as the “BBS Management Group.” The BBS Management Group has sole voting and dispositive power over all such shares of common stock. The address of BBS Management Group is 4975 Preston Park Boulevard, Suite 775W, Plano, TX 75093. Also included in Mr. Bakay’s beneficial ownership amount is 10,312 shares of common stock issuable upon exercise of vested stock options held by Mr. Bakay.

(6)
The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 383,407 shares of common stock held by his spouse; (b) 200,000 shares of common stock beneficially owned by Kona MN, LLC, of which Mr. Hauser and his spouse are control persons; (c) 11,500 shares held by a trust for the benefit of Mr. Hauser’s children; (d) 10,000 shares issuable upon the exercise of a stock warrant held by Mr. Hauser’s spouse; and (e) 28,050 shares of common stock issuable upon exercise of vested stock options. Of such shares, 200,000 shares have been pledged by Kona MN, LLC as security for a loan.

(7)	Includes 31,250 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes 33,050 shares of common stock issuable upon exercise of vested stock options.

(9)	Includes 27,250 shares of common stock issuable upon exercise of vested stock options.

(10)
Based on the statement on Schedule 13G (Amendment No. 3) filed with the SEC on February 5, 2010, William Blair & Company, L.L.C. has sole voting and dispositive power over all such shares of common stock. The address of William Blair & Company, L.L.C. is 222 W. Adams, Chicago, IL 60606.

(11)
Based on the joint statement on Schedule 13D (Amendment No. 10) filed with the SEC on February 22, 2010, by the following (i) Thomas E. Lynch, (ii) Scott P. Scharfman, (iii) Mill Road Capital GP LLC, and (iv) Mill Road Capital, L.P. Messrs. Lynch, Scharfman, Charles M. B. Goldman and Justin C. Jacobs (each, a “Manager” and, collectively, the “Managers”) are the management committee directors of the sole general partner of Mill Road Capital, L.P. Each of Messrs. Lynch and Scharfman has shared power to vote and dispose of all such shares of common stock. The address of Mill Road Capital, L.P. is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.

(12)
Based on the statement on Schedule 13D filed with the SEC on June 18, 2009, James R. Jundt has sole voting and dispositive power over all such shares of common stock, which includes 62,000 shares issuable upon exercise of warrants to purchase common stock. The shares reported exclude 190,689 shares, beneficially owned by a trust for the benefit of Mr. Jundt’s adult children, which Mr. Jundt’s spouse is the trustee, and 8,820 shares owned directly by Mr. Jundt’s spouse. The address of James R. Jundt is 33717 North Scottsdale Road, Suite 120, Scottsdale, AZ 85266.

(13)
Based on the statement on Schedule 13D filed with the SEC on February 16, 2010, Marcus E. Jundt has sole voting and dispositive power of 600,731 shares of common stock and shared voting and dispositive power of 10,800 shares of common stock that are held in trusts for the benefit of his children. Mr. Jundt purchased 60,000 shares on November 21, 2007 upon exercise of a stock option at $6.00 per share. In connection with this purchase, Mr. Jundt borrowed $360,000 from Crown Bank and pledged the 60,000 shares to Crown Bank in connection with the loan. Mr. Jundt has also pledged 540,731 shares of common stock to Prosperan Bank in connection with a loan. The address of Marcus E. Jundt is 1360 12th Street Northeast, Watertown, SD 57201.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Philosophy and Objectives
The objective of our executive compensation program is to attract, retain, and reward executive officers who are critical to our long-term success. The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our business objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.
The Compensation Committee believes that executive compensation should be closely aligned with the performance of the company on both a short-term and a long-term basis. Our executive compensation is comprised of three principal components:
•	Annual base salary;

•	Performance-based annual cash incentive bonuses, which are dependent upon our annual financial performance and individual performance; and

•	Long-term incentive compensation in the form of stock options or other equity-based awards which are designed to align executive officers’ interests with the long-term interest of our stockholders.
Determining Executive Compensation
Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and annual and long-term incentive compensation. We design annual cash incentive compensation to reward company-wide performance through tying awards primarily to specific operational metrics and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.
We compete with many restaurant companies for top executive-level talent. The committee obtains comparative data to assess competitiveness from a variety of resources. For fiscal 2009, the committee utilized the 2009 Chain Restaurant Executive Compensation Study presented by HVS Executive Search and Nation’s Restaurant News to review salary information for similar sized companies in terms of revenue and market capitalization. For fiscal 2008, the committee reviewed proxy data obtained from Equilar, Inc., a market leader in benchmarking executive compensation, to review each element of total compensation for executive officers for similar sized restaurant companies in terms of market capitalization and revenue. The peer group companies consisted of Caribou Coffee, Granite City Food and Brewery, J. Alexander’s, Morton’s, and Nathan’s Famous. The committee does not set a specific compensation percentile for our executive officers; instead the committee uses this information and the executive’s level of responsibility and experience as well as the executive’s success in achieving business results and leadership in determining the executive’s compensation. The committee believes that this approach allows it to take into consideration the executive’s overall contribution to our company in determining executive compensation rather than relying solely on specific peer group targets.
A significant portion of total compensation is allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The committee reviews data from HVS Executive Search as well as industry compensation surveys, SEC filings, and other publicly available sources to determine the appropriate level and mix of incentive compensation.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Chief Executive Officer provides recommendations on compensation to the committee based on the executive officer’s annual review. The committee reviews base salary levels for executive officers of our company at the beginning of each year and recommends actual bonuses at the end of each year based upon company and individual performance.
Elements of Executive Compensation
Base Salary
Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews and approves salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation benchmark data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers. For 2010, the Compensation Committee elected to maintain base salaries at the same amount as was paid during 2009.
Annual Incentive Bonus
Annual bonuses are intended to provide incentive compensation to executive officers who contribute substantially to the success of our company. During January 2005, the committee approved a management bonus program pursuant to which our chief executive officer, chief financial officer, and senior operations officer are eligible to receive 50%, 40%, and 40% of his respective base salary upon successfully achieving certain specified goals as discussed below. The granting of such awards is based upon the achievement of our company’s performance objectives and pre-defined individual performance objectives. Company performance objectives are based upon achieving key financial metrics that the committee establishes early in each year. For 2009, the principal performance measures used to determine company performance objectives was based upon the degree of achievement of restaurant sales and operating income targets. Individual performance objectives are developed based upon personal, operational, and financial performance targets specific to the responsibilities of each executive officer and include elements designed to achieve our growth strategy such as comparable base sales, restaurant operating margins, and cost containment. Upon the close of each year, the committee conducts an assessment of individual performance achieved versus each individual’s performance objectives. Simultaneously, the Board conducts an assessment of the company’s overall performance, which includes the achievement of the performance objectives discussed above and other performance criteria. Performance targets are generally set at aggressive levels, which include the funding of any payout. No payout is made if the company’s or an individual’s performance targets are not achieved. The combination of these factors determines any incentive bonuses to be paid. No annual incentive bonuses were paid to our executive officers for 2009 performance.
Long-Term Equity Compensation
Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. We believe that equity ownership for all executive officers and for certain of our key employees is important for retention and to provide additional incentive to work to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within the company. Under our 2005 Stock Award Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the Board regarding grants of options to executive officers and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to our executive officers at the onset of employment. In establishing award levels, the committee bases the number of stock option awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. The committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held, the committee may elect to issue additional stock options to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information. Our general practice is to grant stock option awards to our executive officers upon new employment or for annual awards, during the first Board of Directors meeting held during the year.

Stock options are granted at the closing market price of our common stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our common stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. In certain limited circumstances, the committee may grant options to an executive at an exercise price in excess of the closing price of our common stock on the grant date. In connection with the hiring of Marc A. Buehler as Chief Executive Officer effective November 2, 2009, the Board granted Mr. Buehler an option to purchase 200,000 shares of common stock of which 25,000 shares vest each quarter over a two year period. In addition, upon the hiring of Larry J. Ryback as Senior Vice President of Operations effective February 1, 2010, the Board granted Mr. Ryback an option to purchase 50,000 shares of common stock which vests at a rate of 25% per year over a four year period. Both of these option awards were granted at an exercise price equal to the closing market price of our common stock as of the employee’s first day of employment. On January 28, 2010, the Board of Directors granted an option to Mark S. Robinow to purchase 25,000 shares of common stock related to his fiscal 2009 performance. This grant was based upon past granting practices and the executive’s individual performance and responsibilities.
Benefits
We offer various employee benefit programs to our executive officers, including medical, dental, life, and long-term disability insurance benefits. These benefits are generally available to all full-time salaried employees of our company. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees, including our named executive officers, are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed. All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution. In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees, including our named executive officers, are able to purchase common stock at a 5% discount of the fair market value of common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15% of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.
Compliance with Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted, The Compensation Committee
Richard J. Hauser
Anthony L. Winczewski

Summary of Cash and Other Compensation
The table below summarizes the total compensation earned by each of our executive officers for the years ended December 31, 2009, 2008, and 2007.
SUMMARY COMPENSATION TABLE

				Option	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)		($)
Marc A. Buehler	2009	53,846	—	301,864	—		355,710
President and Chief Executive Officer (3)
Mark S. Robinow	2009	261,000	—	23,250	13,914		298,164
Executive Vice President,	2008	261,000	—	55,500	12,864		329,364
Chief Financial Officer, and Secretary	2007	250,000	23,475	—	12,902		286,377
Larry J. Ryback	2009	—	—	—	—		—
Senior Vice President of Operations (4)
Marcus E. Jundt	2009	132,865	—	27,900	199,724	(5)	360,489
Former President and Chief Executive	2008	329,000	—	74,000	3,529		406,529
Officer (5)	2007	315,000	—	—	2,976		317,976
Mark L. Bartholomay	2009	240,923	—	23,250	33,758	(6)	297,931
Former Chief Operating Officer and Senior	2008	188,700	29,000	37,000	7,621		262,321
Vice President of Development (6)

(l)
The amounts reflect the grant date fair value of awards issued for the respective year pursuant to the 2005 Stock Award Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (See Note 11 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC). Details regarding 2009 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding 2009, 2008, and 2007 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards at December 31, 2009.”

(2)
Executive officers also receive employee benefits that are provided to all salaried employees of our company and primarily consisted of 401(k) matching contributions, health insurance premiums, and contributions to a health care savings account.

(3)	Mr. Buehler was appointed as our President and Chief Executive Officer effective November 2, 2009. The amount shown for 2009 under “Salary” reflects a pro-rated portion of his $350,000 annual salary.

(4)
Mr. Ryback was appointed as our Senior Vice President of Operations effective February 1, 2010. Mr. Ryback will be paid an annual base salary of $210,000. There is no employment agreement between our company and Mr. Ryback.

(5)
Mr. Jundt resigned his position as President and Chief Executive Officer effective May 15, 2009. Pursuant to Mr. Jundt’s separation agreement, Mr. Jundt will be paid his base salary for a period of 12 months in accordance with our ordinary payroll practices. We will also provide Mr. Jundt medical insurance benefits for a period of 12 months. Amounts paid pursuant to the separation agreement between our company and Mr. Jundt is included in “All Other Compensation.”

(6)
Mr. Bartholomay resigned his position as Chief Operating Officer effective November 20, 2009. Pursuant to Mr. Bartholomay’s separation agreement, Mr. Bartholomay will be paid his base salary for a period of 15 months in accordance with our ordinary payroll practices. We will also provide Mr. Bartholomay medical insurance benefits for a period of 12 months. Amounts paid pursuant to the separation agreement between our company and Mr. Bartholomay is included in “All Other Compensation.”

GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2009 to any of the individuals listed on the Summary Compensation Table above.

		All Other Option	Exercise or
		Awards: Number	Base Price	Grant Date
		of Securities	of Option	Fair Value of
	Grant	Underlying	Awards	Option Awards
Name	Date	Options (#)	($/sh)	($) (1)
Marc A. Buehler	11/02/2009	200,000	3.21	301,864
Mark S. Robinow	04/30/2009	25,000	2.10	23,250
Marcus E. Jundt (2)	04/30/2009	30,000	2.10	27,900
Mark L. Bartholomay (2)	04/30/2009	25,000	2.10	23,250

(1)	Represents the aggregate compensation cost for all option awards granted during 2009 to the executive officers named above.

(2)	Unvested shares of Messrs. Jundt and Bartholomay option grants were forfeited upon their resignation from our company.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
The following table includes certain information with respect to all options previously awarded to the executive officers named above that were outstanding as of December 31, 2009.

	Option Awards
	Number of Securities Underlying			Option
	Unexercised Options (#)			Exercise	Option
Name	Exercisable	Unexercisable		Price ($)	Expiration Date
Marc A. Buehler (1)	—	200,000		3.21	11/02/2014
Mark S. Robinow (2)	25,000	—		19.14	12/20/2011
	3,750	11,250	(a)	11.72	02/07/2013
	—	25,000	(b)	2.10	04/30/2014
	71,089	—		5.00	10/18/2014
Marcus E. Jundt (3)	—	—		—	—
Mark L. Bartholomay (4)	37,500	—		18.08	02/18/2010
	5,000	—		11.79	02/18/2010
	6,250	—		2.10	02/18/2010

(1)
Mr. Buehler’s unexercisable options as of December 31, 2009 vest ratably over a two-year period with 25,000 shares vesting on February 2, 2010 and each subsequent three-month period thereafter until November 2, 2011, at which time all options will be fully vested.

(2)
Mr. Robinow’s unexercisable options as of December 31, 2009 include: (a) 3,750 options vested on February 7, 2010 and 3,750 options vesting on each of February 7, 2011 and February 7, 2012 and (b) 6,250 options vesting on each of April 30, 2010, April 30, 2011, April 30, 2012, and April 30, 2013.

(3)	Pursuant to the terms of the 2005 Stock Award Plan, all of Mr. Jundt’s options expired on August 16, 2009, 90 days after the date of his resignation.

(4)
As a result of Mr. Bartholomay’s resignation from the company on November 20, 2009, the following occurred: (a) all unvested stock options scheduled to vest over a 12-month period immediately vested and were immediately exercisable, (b) any unexercisable options were forfeited effective November 20, 2009, and (c) any exercisable options expired on February 18, 2010, 90 days after the date of his resignation.

Option Exercises and Stock Vested
There were no options exercised by the executive officers named above during 2009. No stock awards have been granted to any of our named executive officers and therefore, no stock vested during 2009.
Employment Agreements
We have entered into employment agreements with our chief executive officer and chief financial officer. The agreements are substantially identical. Each of the employment agreements provides for severance payments upon termination, death, disability, and after a change of control of the company. The Compensation Committee believes that terms of these agreements are in line with market standards and are an important means to allow management to continue to focus on running the business of the company in the event of a pending or actual change of control event or otherwise. More detailed information concerning these severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”
Marc A. Buehler
Effective November 2, 2009, we entered into an employment agreement with Marc A. Buehler, pursuant to which we agreed to employ Mr. Buehler as our President and Chief Executive Officer on an at-will basis. Under the agreement, Mr. Buehler will receive an annual base salary of $350,000. The agreement also provides for the payment to Mr. Buehler of annual incentive compensation, subject to the attainment of certain objectives established by Mr. Buehler and our Board of Directors, as well as other bonus payments that the Board of Directors determines are appropriate, if any, in its discretion. Mr. Buehler is also entitled to receive standard employee benefits made available to our executive officers, including vacation time. We will also reimburse Mr. Buehler for relocation expenses to assist in his relocation to the Phoenix, Arizona metropolitan area, including a $1,500 per month (on an after tax basis) housing allowance until the earlier of his permanent relocation or June 30, 2010. We also agreed to include Mr. Buehler in any policies of directors’ and officers’ insurance that we maintain. Subject to certain conditions and exceptions, the agreement also imposes a non-competition and non-solicitation obligation on Mr. Buehler for a period of 12 months following termination of his employment with us.
In the event of termination of Mr. Buehler’s employment due to his disability (as defined in the agreement), we may terminate Mr. Buehler’s employment, but must pay to Mr. Buehler (a) any base salary earned as of the date of termination and for 180 days after termination; (b) a pro rata amount of the incentive bonus earned for the year of termination; and (c) any other payments or benefits due under our benefit plans. In the event of termination of Mr. Buehler’s employment without cause or by Mr. Buehler for good reason, which in both cases requires 90 days’ prior notice, we must pay or provide to Mr. Buehler (a) any base salary earned as of the date of termination; (b) any other payments or benefits due under our benefit plans; (c) an amount equal to his base salary for the 12-month period following termination; (d) continuation of medical and dental benefits in effect under COBRA for the 12-month period following termination; and (e) a pro rata amount of the incentive bonus earned for the year of termination, and all unvested stock options scheduled to vest over the 12-month period following termination will immediately vest and be immediately exercisable. In the event of termination of Mr. Buehler’s employment for cause or his resignation without good reason, we must pay Mr. Buehler any earned base salary unpaid as of that date and any accrued and vested payments or benefits due under our benefit plans.
The agreement provides that if Mr. Buehler terminates his employment on a date that is more than one year following a change in control (as defined in the agreement), or if we terminate Mr. Buehler’s employment at any time following a change in control, he will be entitled to receive (a) any base salary earned as of the date of termination; (b) any other payments or benefits due under our benefit plans; (c) an amount equal to his base salary for the 15-month period following termination; (d) continuation of medical and dental benefits in effect under COBRA for the 15-month period following termination; and (e) the incentive bonus earned for the year of termination, and all unvested stock options will immediately vest and be immediately exercisable during the three-month period following termination. The agreement further provides that if Mr. Buehler terminates his employment during the one year period following a change in control, other than for good reason, then he will not be entitled to certain compensation and benefits payable upon a change in control.

Mark S. Robinow
Effective May 11, 2009, we agreed to terminate an existing employment agreement and execute a new executive employment agreement with Mark S. Robinow, our Chief Financial Officer. The employment agreement provides for a base salary of $261,000 per year and provides for incentive compensation based on the performance of our company and the executive as determined by objectives established by our Board of Directors. In connection with his employment, Mr. Robinow may also receive options to purchase common stock. The employment agreement further provides that Mr. Robinow will be eligible to participate in our employee benefit plans and will be entitled to standard employee benefits made available to our executive officers, including vacation time, as well as be covered by our directors’ and officers’ policies of insurance. The employment agreement contains a covenant not to compete with our company, which prohibits Mr. Robinow from engaging in certain transactions with any restaurant or chain of restaurants in the casual or upscale dining segment within a ten mile radius of any existing or planned company restaurant for a period of one year following termination of employment.
The employment agreement provides that Mr. Robinow is employed on an at-will basis, meaning we may terminate his employment at any time, and Mr. Robinow may terminate his employment with our company at any time. In the event of termination of Mr. Robinow’s employment without cause or by Mr. Robinow for good reason, which in both cases requires 90 days’ prior notice, we must pay or provide to Mr. Robinow (a) his base salary then in effect for a period of 12 months following termination (the “continuation period”), (b) continuation of medical and dental benefits in effect under COBRA for the continuation period, and (c) immediate vesting of all of Mr. Robinow’s unvested stock options scheduled to vest over the next 12 months following the date of termination. We will also pay a pro rata portion of Mr. Robinow’s incentive compensation through the end of the quarter in which he is terminated. If Mr. Robinow’s employment is terminated for cause, or he resigns without good reason, Mr. Robinow will be entitled only to any base salary earned and unpaid through the date of termination and any accrued but unpaid benefits. The employment agreement further provides that upon death, Mr. Robinow’s estate will be entitled to receive any base salary earned but not paid, together with a pro rata portion of any incentive compensation payable for Mr. Robinow as of the date of death. Upon termination for disability, we must pay to Mr. Robinow any base salary earned but not paid plus continued payments of base salary for 180 days following the date of termination, together with a pro rata portion of any incentive compensation payable for Mr. Robinow as of the date of termination.
Subject to certain limitations and conditions, the employment agreement provides that if Mr. Robinow’s employment is terminated following a change in control, as defined in the employment agreement, he will be entitled to (a) a severance payment equal to 15 months of his base salary in effect at termination, (b) continuation of medical and dental benefits in effect under COBRA for the continuation period, (c) a payment equal to the target incentive bonus for such year, and (d) all unvested stock options will immediately vest and be immediately exercisable during the three-month period following termination.

Potential Payments Upon Termination or Change of Control
As noted above, we have entered into employment agreements with our chief executive officer and chief financial officer that require us to provide them compensation in the event of a termination of employment or a change in control of the company. The employment agreements with Mr. Buehler and Mr. Robinow discussed elsewhere in this proxy statement contain severance arrangements providing for the payment of certain benefits if employment is terminated, including termination following a change in control. In addition, the employment agreements generally provide for all unvested stock options scheduled to vest over a period of 12 months following the date of termination shall immediately vest and be immediately exercisable upon termination by the company without cause or by the executive for good reason, while all unvested stock options immediately vest for termination upon a change in control. The following table describes the potential payments upon termination without cause or, after a change in control of the company, for each of our current named executive officers:

	Termination Without Cause			Termination Upon a Change in Control
	Cash	Acceleration of		Cash	Acceleration of
	Payment	Vesting of Equity	Benefits	Payment	Vesting of Equity	Benefits
Name	($)(1)	Awards ($)(2)	($)(3)	($)(1)	Awards ($)(2)	($)(3)

Marc A. Buehler	437,500	—	3,600	437,500	—	4,500

Mark S. Robinow	326,250	5,188	3,600	326,250	20,750	4,500

(1)	Assumes a termination on December 31, 2009 and fiscal 2009 annual incentive for each executive.

(2)	Calculated based on a termination date of December 31, 2009 and the closing market price of our common stock on that date.

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.
Separation Agreements
During 2009, we entered into separation agreements with Mr. Jundt and Mr. Bartholomay upon their resignations from the company.
Marcus E. Jundt
On August 6, 2009, we entered into a separation agreement with Marcus E. Jundt relating to Mr. Jundt’s resignation from the company on May 15, 2009. Pursuant to the terms of the agreement, Mr. Jundt will receive severance compensation equal to his base salary in effect at the time of termination for a period of 12 months, paid in the manner and at such times as the base salary otherwise would have been payable, and continuation of medical and dental benefits in effect under COBRA for a period of 12 months. In addition, all unvested portions of Mr. Jundt’s stock options that were scheduled to vest over a period of 12 months following the date of termination became vested and immediately exercisable for a period of three months following the separation date. The agreement contains customary confidentiality provisions and a full release of any claims, known or unknown, that Mr. Jundt may currently have against us.
Mark L. Bartholomay
On November 24, 2009, we entered into a separation agreement with Mr. Bartholomay related to Mr. Bartholomay’s resignation from the company on November 20, 2009. Pursuant to the terms of the agreement, Mr. Bartholomay will receive severance compensation equal to his base salary in effect at the time of termination for a period of 15 months, paid in the manner and at such times as the base salary otherwise would have been payable, and continuation of medical and dental benefits in effect under COBRA for a period of 12 months. In addition, all unvested portions of Mr. Bartholomay’s stock options that were scheduled to vest over a period of 12 months following the date of termination became vested and immediately exercisable for a period of three months following the separation date. The agreement contains customary confidentiality provisions and a full release of any claims, known or unknown, that Mr. Bartholomay may currently have against us.

Post-Employment Compensation
Pension Benefits and Nonqualified Deferred Compensation
We do not offer a pension plan for any of our employees nor do we offer a nonqualified deferred compensation plan for any of our employees. Employees meeting certain plan eligibility requirements may participate in the Kona Grill Employee Retirement Savings Plan.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans, shares purchased under our Employee Stock Purchase Plan, and exercise of outstanding warrants as of December 31, 2009.

(c) Number of
	(a) Number of		Securities Remaining
	Securities to be		Available for Future
	Issued Upon		Issuance Under Equity
	Exercise of	(b) Weighted Average	Compensation Plans
	Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants,	Outstanding Options,	Reflected in Column
Plan Category	and Rights	Warrants, and Rights	(a))

Equity Compensation Plans Approved by Stockholders	854,856	$7.67	724,709
Equity Compensation Plans Not Approved by Stockholders (1)	110,000	$2.29	—

Total	964,856	$7.06	724,709

(1)
Amount represents warrants issued to purchase common stock issued in conjunction with the Note and Warrant Purchase Agreement entered into with certain holders of our common stock whereby we sold $1.2 million aggregate principal amount of 10% unsecured subordinated notes. The warrants were issued at an exercise price equal to 120% of the five-day average of the closing price of our common stock during the five trading days prior to the date of issuance. These warrants are exercisable through March 6, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2009, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year, except for Mr. Hauser who filed one late Form 4 relating to the grant of warrants to his spouse.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, our Board of Directors reviews and, if appropriate, approves or ratifies any such transactions. Pursuant to the policy, the Board of Directors, or a designated committee, will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has, or will have a direct or indirect material interest. After its review, the Board of Directors or designated committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as determined in good faith.

During March 2009, we entered into a Note and Warrant Purchase Agreement with certain holders of our common stock whereby we sold $1.2 million aggregate principal amount of 10% unsecured subordinated notes and warrants to purchase shares of our common stock. The principal and accrued interest outstanding under the notes were due and payable upon the earlier of (1) September 2, 2009, or (ii) the closing of any offering of equity securities by us generating gross proceeds to us of at least $2.5 million. We sold notes and warrants to the following: (a) James Richard Jundt for $620,000 principal amount of notes and 62,000 warrant shares; (b) James Richard Jundt Irrevocable Trust — Mary Joann Jundt Trustee for $380,000 principal amount of notes and 38,000 warrant shares; (c) Mary Jane Hauser for $100,000 principal amount of notes and 10,000 warrant shares; and (d) BBS Capital Fund, LP for $100,000 principal amount of notes and 10,000 warrant shares. James Richard Jundt and Mary Joann Jundt are the parents of Marcus E. Jundt, who was our President and Chief Executive Officer at the time of such transaction. Mary Jane Hauser is the spouse of Richard J. Hauser. BBS Capital Fund, LP beneficially owned 7.9% of our common stock at the time of such transaction. Berke Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP.
Other than the foregoing, we did not enter into any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had, or will have, a direct or indirect material interest.
REPORT OF THE AUDIT COMMITTEE
The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.
As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.
As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2009, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence. In addition, the committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company and the overall quality of the financial reporting.
Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.
Mark A. Zesbaugh, Chairman
Douglas G. Hipskind
Anthony L. Winczewski
AUDITOR FEES AND SERVICES
The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the years ended December 31, 2008 and 2009. The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for the years ended December 31, 2008 and 2009.

	2008	2009

Audit Fees (1)	$245,245	$290,273
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$245,245	$290,273

(1)
Represents fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations. 2009 fees also includes review of certain procedures related to management’s assessment of internal control over financial reporting.

The Audit Committee has not yet met to select an independent auditor to audit the financial statements of our company for the fiscal year ending December 31, 2010. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Audit Committee Pre-Approval Policies
The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2011 must notify us at our principal offices no later than November 20, 2010 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders.
Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2011, except in circumstances where (i) we receive notice of the proposed matter no later than February 4, 2011 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
METHOD AND COST OF SOLICITATION OF PROXIES
The cost of solicitation of proxies for the meeting on behalf of the Board will be borne by the company, including expenses in connection with preparing and mailing the proxy statement and certain other communications that we will be sending to you in advance of the meeting, regarding the company and your Board of Directors’ three Class II director-nominees — Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh. The company has engaged The Altman Group, Inc., as its proxy solicitor, at a fee of up to $50,000, plus reimbursement of out-of-pocket expenses. It is estimated that approximately 25 employees of Altman will solicit stockholders of the company in connection with the meeting.

In addition to solicitation of proxies by mail, directors, director-nominees, officers, and employees of the company (who will receive no additional compensation therefor) may solicit the return of proxies by means of in-person meetings, telephone calls, mailings of supplemental proxy materials, or other methods of contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and the company will reimburse those firms for reasonable out-of-pocket expenses incurred by them in connection therewith in accordance with the rules of the SEC.
Expenses related to the solicitation of proxies for the meeting on behalf of the Board in excess of those normally spent for an annual meeting, and excluding the costs of litigation, are expected to aggregate approximately $250,000, of which approximately $100,000 has been spent to date.
INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE BOARD
OF DIRECTORS’ SOLICITATION OF PROXIES
Directors and Nominees
The following table sets forth the name and principal business address of the company’s directors and your Board of Directors’ Class II director-nominees who, under applicable SEC rules, may be deemed “participants” in the Board’s solicitation of proxies from the company’s stockholders in connection with the meeting. The present principal occupation or employment, and the name and principal business of any corporation or other organization in which their employment is carried on, is set forth in the sections titled “Election of Directors” and “Directors and Executive Officers” of this proxy statement.

Name	Address
Anthony L. Winczewski	Commercial Partners Title, LLC
200 South 6th Street, Suite 1300
Minneapolis, Minnesota 55402

Marc A. Buehler	Kona Grill, Inc.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251

Berke Bakay	BBS Capital Fund, LP
4875 Preston Park Blvd, Suite 775W
Plano, Texas 75093

Richard J. Hauser	Capital Real Estate Inc.
50 South 6th Street, Suite 1480
Minneapolis, Minnesota 55402

Douglas G. Hipskind	Gaia Leasing LLC
50 South 6th Street, Suite 1480
Minneapolis, Minnesota 55402

Mark A. Zesbaugh	Green Creek Consulting
3515 Thorwood Court
Eagan, Minnesota 55123

Officers and Employees
In addition to the company’s directors and your Board of Directors’ Class II director-nominees set forth above, certain executive officers and employees may each be deemed to be participants in the Board’s solicitation of proxies in connection with the meeting. The principal occupations of these individuals refers to such person’s position with our company and is set forth below. The business address of each such person is c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

Name	Principal Occupation
Marc A. Buehler	President, Chief Executive Officer, and Director
Mark S. Robinow	Executive Vice President, Chief Financial Officer, and Secretary
Larry J. Ryback	Senior Vice President of Operations
Christi R. Hing	Director of Financial Reporting
Information Regarding Ownership of the Company’s Securities by Participants
None of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any of the company’s securities of record but not beneficially. Information regarding the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), as of March  _____, 2010 (the record date), of shares of common stock by the company’s incumbent directors, your Board approved and recommended Class II director nominees — Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh — and Messrs. Marc A. Buehler, Berke Bakay, Richard J. Hauser, Mark S. Robinow, and Larry J. Ryback, each of whom may be deemed to be a participant in the Board’s solicitation of proxies in connection with the meeting, is set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement. Information regarding the beneficial ownership, as of the record date, of shares of common stock by Christi R. Hing, whom may be deemed to be a participant in the Board of Directors’ solicitation of proxies in connection with the meeting, is set forth in the table below.

	Amount and Nature
	of Beneficial
	Ownership	Percent of Class
Participant	(1)	(2)
Christi R. Hing	13,750 shares issuable upon exercise of vested stock options	*

*	Less than 1%

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law.

(2)
The percentages shown are calculated based upon 9,160,445 shares of common stock of the company outstanding on March  _____, 2010. The number and percentages shown include the shares of common stock actually owned as of March  _____, 2010 and the shares of common stock that the identified person had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire within 60 days of March  _____, 2010 upon the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

Information Regarding Transactions in the Company’s Securities by Participants
The following table sets forth purchases and sales during the past two years of securities of the company by the persons listed above under “Directors and Nominees” and “Officers and Employees” who may be deemed to be participants in the Board of Directors’ solicitation of proxies in connection with the meeting. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Shares of Common Stock Purchased or Sold

Name	Date	No. of Securities	Transaction Description
Marc A. Buehler	11/05/2009	7,500	Acquisition — Open Market Purchase
	11/06/2009	7,500	Acquisition — Open Market Purchase
	11/09/2009	7,500	Acquisition — Open Market Purchase
	02/17/2010	1,943	Acquisition — Open Market Purchase
	02/18/2010	800	Acquisition — Open Market Purchase
	02/19/2010	2,000	Acquisition — Open Market Purchase

Berke Bakay	04/15/2008	5,694	Acquisition — Open Market Purchase
	05/05/2008	2,800	Acquisition — Open Market Purchase
	05/06/2008	1,300	Acquisition — Open Market Purchase
	05/07/2008	1,900	Acquisition — Open Market Purchase
	05/12/2008	200	Acquisition — Open Market Purchase
	05/13/2008	1,488	Acquisition — Open Market Purchase
	05/14/2008	3,000	Acquisition — Open Market Purchase
	08/01/2008	64,200	Acquisition — Open Market Purchase
	08/07/2008	17,900	Acquisition — Open Market Purchase
	08/08/2008	471	Acquisition — Open Market Purchase
	08/11/2008	1,047	Acquisition — Open Market Purchase
	08/12/2008	1,700	Acquisition — Open Market Purchase
	11/14/2008	20,000	Acquisition — Open Market Purchase
	11/17/2008	40,000	Acquisition — Open Market Purchase
	11/18/2008	28,900	Acquisition — Open Market Purchase
	11/19/2008	16,400	Acquisition — Open Market Purchase
	12/08/2008	88,400	Acquisition — Open Market Purchase
	12/09/2008	15,000	Acquisition — Open Market Purchase
	12/15/2008	6,100	Acquisition — Open Market Purchase
	12/18/2008	3,500	Acquisition — Open Market Purchase
	12/19/2008	50,000	Acquisition — Open Market Purchase
	12/22/2008	25,000	Acquisition — Open Market Purchase
	12/29/2008	25,662	Acquisition — Open Market Purchase
	12/30/2008	50,846	Acquisition — Open Market Purchase
	12/31/2008	42,978	Acquisition — Open Market Purchase
	06/05/2009	205,794	Acquisition — Rights Offering
	06/10/2009	50,000	Acquisition — Open Market Purchase
	06/12/2009	40,182	Acquisition — Oversubscription Rights
	06/12/2009	10,000	Acquisition — Exercise of Warrants
	07/01/2009	8,639	Acquisition — Open Market Purchase
	07/01/2009	(39)	Disposition — Open Market Sale
	07/02/2009	10,112	Acquisition — Open Market Purchase
	07/02/2009	(112)	Disposition — Open Market Sale
	07/06/2009	20,700	Acquisition — Open Market Purchase
	07/07/2009	40,238	Acquisition — Open Market Purchase
	07/08/2009	1,000	Acquisition — Open Market Purchase
	09/01/2009	54,626	Acquisition — Open Market Purchase

Shares of Common Stock Purchased or Sold

Name	Date	No. of Securities	Transaction Description
Berke Bakay	09/02/2009	16,000	Acquisition — Open Market Purchase
	09/03/2009	28,374	Acquisition — Open Market Purchase
	09/18/2009	50,000	Acquisition — Open Market Purchase
	11/13/2009	50,000	Acquisition — Open Market Purchase
	11/25/2009	39,000	Acquisition — Open Market Purchase

Richard J. Hauser	08/01/2008	47,160	Acquisition — Open Market Purchase
	08/04/2008	7,400	Acquisition — Open Market Purchase
	08/05/2008	7,500	Acquisition — Open Market Purchase
	05/14/2009	2,366	Acquisition — Open Market Purchase
	06/12/2009	174,572	Acquisition — Rights Offering
	06/12/2009	40,182	Acquisition — Oversubscription Rights
	08/05/2009	8,000	Acquisition — Open Market Purchase
	08//07/2009	7,500	Acquisition — Open Market Purchase
	08/10/2009	1,000	Acquisition — Open Market Purchase
	08/11/2009	1,250	Acquisition — Open Market Purchase
	08/20/2009	1,000	Acquisition — Open Market Purchase
	08/24/2009	3,000	Acquisition — Open Market Purchase

Mark S. Robinow	06/09/2009	1,432	Acquisition — Rights Offering
Miscellaneous Information Concerning Participants
Except as described in this proxy statement, to the best of the company’s knowledge, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the company or any of its subsidiaries. Furthermore, except as described in this proxy statement, to the best of the company’s knowledge, no such person or any of his or her affiliates or associates is either a party to any transaction or series of similar transactions since December 31, 2008, or any currently proposed transaction or series of similar transactions, (i) to which the company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which such person, affiliate, or associate had or will have a direct or indirect material interest.
To the best of the company’s knowledge, except as described in this proxy statement, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the company or its affiliates or (ii) any future transactions to which the company or any of its affiliates will or may be a party. Except as described in this proxy statement, to the best of the company’s knowledge, there are no contracts, arrangements, or understandings by any of the persons listed under “Directors and Nominees” and “Officers and Employees” within the past year with any person with respect to any of the company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this proxy statement, to the best of the company’s knowledge, no persons listed under “Directors and Nominees” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the meeting (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as Class II director is proposed to be elected, has any such interest).

OTHER MATTERS
Except as discussed in this proxy statement, the Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of 2010 Annual Meeting of Stockholders and referred to in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed white company proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that, in the Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of the company’s stockholders.
Dated: March __, 2010

KONA GRILL, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March  _____ , 2010, and hereby appoints Marc A. Buehler and Mark S. Robinow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company, to be held on  _____, April  _____, 2010, at 2:00 p.m., local time, at the offices of Greenberg Traurig, LLP, at 2375 E. Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named Class II directors nominated by the Company’s Board of Directors to serve for a three-year term expiring in 2013; and as said proxies deem advisable on such other matters as may come before the meeting.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment(s) or postponement(s) thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐     Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” each of the following nominees:
1.      ELECTION OF DIRECTORS:

	FOR	WITHHOLD

Douglas G. Hipskind	☐	☐

Anthony L. Winczewski	☐	☐

Mark A. Zesbaugh	☐	☐
and upon such matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof
To make comments, mark here. ☐
To change your address, please mark this box. ☐
(This Proxy should be dated, signed by the
stockholder(s) exactly as his or her name appears
hereon, and returned promptly in the enclosed
envelope. Persons signing in a fiduciary capacity
should so indicate. If shares are held by joint
tenants or as community property, both stockholders
should sign.)

Date ___________________________

Share Owner sign here

Co-Owner sign here